EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan of our report dated July 21, 2003 (except for the last paragraph on Note 11, as to which the date is September 26, 2003), with respect to the consolidated financial statements and schedule of Sun Microsystems, Inc. included in its Annual Report (Form10-K) for the year ended June 30, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 26, 2003